Exhibit Index
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Exhibit No.                Item

99.1     Conference call transcript of August 29, 2002

Exhibit 99.1

CONFERENCE CALL TRANSCRIPT
August 29, 2002


Operator Opening Statement:
---------------------------

Good morning ladies and gentlemen, and thank you for participating in today's conference call with Dollar General Corporation. We would like to inform you that this call is being recorded by WorldCom Conferencing and CCBN. Federal law dictates that no other individual or entity will be allowed to record or rebroadcast this session without permission from the Company. After a prepared statement by the Company, we will open the conference call for questions from the audience.

Beginning today's meeting is Mr. Cal Turner, Chairman and Chief Executive Officer of Dollar General Corporation. Sir, you may begin when ready.


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Cal Turner
----------

Good morning. This is Cal and I am very pleased to open this conference call. With me today are Don Shaffer, our President and Chief Operating Officer, Jim Hagan, Chief Financial Officer, Susan Lanigan, Vice President and General Counsel, and Emma Jo Kauffman, our director of investor relations.

As the chairman and CEO of this company, I am very proud of the results achieved by the Dollar General team in the second quarter of our fiscal year. While Jim Hagan will discuss specific financials later, I must reflect upon my great satisfaction that both sales and earnings are up nicely; especially notable also is our progress in the generation of a very healthy cash flow and in the reduction of inventory.

As to another matter, our second quarter 10-Q discusses the $6.8 million payment that I made to the Company in July and August. Jim Hagan will later summarize those details for you. In addition to that, I would now have you hear from me that I have made these payments voluntarily and with the complete conviction that it was the right thing to do.

Our management team continues to focus on our merchandising and operating initiatives. We have made some exciting changes at Dollar General while remaining committed to serving our customers and, at the same time, improving the processes in our stores. I think the team has made tremendous progress in the first half of the year and we are determined to do even a better job in the second half of the year.

Later in the call, Don Shaffer will update you on some of our operating initiatives.

Now, I turn the agenda over to Jim Hagan.

Jim Hagan
---------

Thank you Cal and good morning everyone.....

Our comments during this conference call will contain historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or "will continue" and similar expressions identify forward looking statements.

The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information are those set forth in our most recent Annual Report on Form 10-K and in the press release issued yesterday.


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You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today's date. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

And now on to the numbers,

Net income for the second quarter of 2002 was $42.4 million, or $0.13 per share, as compared against net income in the prior year of $27.1 million, or $0.08 per share, an increase of 56.3%. The 2002 results include $5.2 million in restatement-related items that actually served to increase our reported results. The $5.2 million consists of $4.5 million in insurance proceeds related to the settlement of our class action litigation and a $700,000 adjustment to our restatement-related legal fees accrual which reflects lower than expected legal fees during the first half of 2002; the 2001 results include $8.7 million in restatement-related expenses. Excluding restatement-related items from both years, net income and earnings per share would have been $39.1 million and $0.12 per share in the current year versus $32.6 million and $0.10 per share in the prior year, an increase of 20.0%.

Sales during the second quarter of 2002 were $1.45 billion versus $1.23 billion in the prior year, an increase of 18.6%. Same-store sales increased by 9.6%.

The gross profit rate during the quarter was 26.65% versus 27.04% in the prior year, a reduction of 39 basis points.

The reduction in the gross margin rate in the current year is primarily a result of a higher inventory shrink provision and a lower mark-up on inventory purchases. The lower mark-up on inventory purchases is due in part to our purchasing less high margin but slower turning items in the current year. I'll talk a little later about the benefits associated with this strategy which include higher inventory turns, improved cash flow from operations and a reduced potential for future markdowns due to obsolescent inventory. Don will spend some time during his presentation on the efforts that we've got underway to bring our shrink number down.

SG&A expenses in the second quarter of 2002 were $313.7 million, or 21.58% of sales, versus $276.1 million, or 22.53% of sales in the prior year, an increase of 13.6%. Excluding restatement-related expenses, 2002 SG&A expenses would have been $314.4 million, or 21.62% of sales and 2001 expenses would have been $267.4 million, or 21.82% of sales, an increase of 17.6%. This year's SG&A expense as a percent to sales excluding restatement-related expenses is lower than last year's by 20 basis points due principally to the impact that our strong sales results have had on our ability to achieve leverage on certain of our fixed and semi-variable expenses.

Interest expense in the second quarter of 2002 was $11.3 million versus $12.0 million in the prior year. The lower interest expense in the current year was principally due to our recording approximately $400,000 of net interest income associated with certain tax related issues in the current year quarter.

The Company's effective tax rate was 36.7% this year versus 37.4% last year.


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On a year-to-date basis net income during the current year was $88.3 million, or
$0.26 per share, as compared against net income in the prior year of $63.3 million, or $0.19 per share, an increase of 39.4%. The 2002 results include $100,000 in net restatement-related items consisting of $4.6 million in restatement-related expenses offset by $4.5 million in insurance proceeds relating to the settlement of our class action litigation. The 2001 results included $9.0 million of restatement-related expenses. Excluding restatement-related items from both years net income and earnings per share would have been $88.4 million and $0.26 per share in the current year versus $69.0 million or $0.21 per share in the prior year, an increase of 28.1%.

Year-to-date sales in 2002 were $2.84 billion versus $2.43 billion in the prior year, an increase of 17.1%. Same-store sales increased by 8.1%.

The year-to-date gross profit rate in 2002 was 27.00% versus 26.89% in the prior year.

SG&A expenses were $611.0 million in the current year versus $528.1 million in the prior year, an increase of 15.7%. Excluding restatement-related expenses from both years SG&A expenses were $606.3 million, or 21.33% of sales in the current year versus $519.0 million or 21.38% of sales in the prior year, an increase of 16.8%.

Interest expense in the current year was $21.8 million versus $23.6 million last year. The reduction in interest expense was due principally to lower libor rates as compared against the same time last year.

The company's year-to-date effective tax rate was 36.7% in the current year versus 37.4% in the prior year.

The company opened 172 stores and closed 12 stores during the quarter. On a year-to-date basis the company has opened 372 stores and closed 21 stores. Our store count at the end of the quarter was 5,891. Capital expenditures during the quarter were $35.6 million and on a year-to-date basis capital expenditures were $70.4 million. You may recall that the company's capital plan for the current year is $150 million.

I'd like to shift gears now and spend some time on the cash flow performance of the Company for the first half of this fiscal year. As Cal mentioned, we're quite pleased with the amount of cash we've generated from operations in fiscal 2002 and we're also pleased with the health of our balance sheet as of August 2, 2002.

I believe that by now you are all aware that we completed the refinancing of our synthetic lease facilities during the second quarter.

The old facility was structured such that there was not an easy mechanism for paying down debt and as a result, under the old facility we accumulated over $200 million in cash and incurred a negative interest rate arbitrage. The new facility is a $450 million revolving credit facility that allows us to pay down debt as dictated by our daily cash position. Under the new facility, we have been able to utilize our surplus cash to reduce our balance sheet debt from $735.1 million at the beginning of our fiscal year to $521.8 million at the end of our second quarter, which is a reduction of $213.3 million. We had $170 million outstanding on the new $450 million revolving credit facility as of the end of the second quarter. What I believe is particularly impressive about the $213.3 million in debt reduction is that we've achieved that despite the fact that during the first half of this year we disbursed $162 million in cash in settlement of our restatement-related class action litigation. One of the driving forces behind our improved cash flow performance has been the reduction in our inventories. At the end of the second quarter our


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inventory balance was $1.058 billion, which represented a $73 million reduction as compared against the February 1, 2002 year-end inventory balance and a $39 million reduction as compared against the inventory balance at the close of last year's second quarter. The reduction in our inventories is principally a result of the continuing liquidation of the aged inventory that we identified during our restatement process and from reduced purchases of non-core items in the basic clothing and basic home products categories.

I have two other liquidity related items that I should briefly mention. The first item is the status of our shareholder derivative litigation. We currently have approximately $31.5 million in insurance proceeds sitting in escrow pending the final settlement of the shareholder derivative litigation. The company will receive approximately $25.2 million of those proceeds if and when the settlement becomes final. Now, we do have some news since the Q was filed yesterday. As I understand it, we received word last night that the one issue delaying the finality of the settlement has been resolved, and we should receive the proceeds from the escrow in the next few days. The $25.2 million has not yet been accounted for on the Company's books and will be recorded as income when it is received by the Company.

The second item is the voluntary payments that Cal made to the Company in July and August which he has already discussed. The July payment was for $6.0 million and was related to stock options which vested during the years that have been restated. That $6.0 million was recorded as a contribution to equity in our second quarter financial statements. In August, Cal made an additional payment of approximately $800,000 representing performance bonuses paid during the restated years. The $800,000 will be recorded in our third quarter as a reduction of SG&A expenses.

I'd like to conclude with some brief comments on earnings guidance and the status of our SEC investigation. You may recall that at the beginning of the year we established growth targets of 14-16% for revenues and 13-15% for net income, excluding restatement-related items. We have recently reviewed those targets and because of the heavy weighting of our annual net income to the second half of the year and given the uncertainty of the current economic environment, we see no compelling reason to change that guidance.

On the SEC front, I thought I'd conclude by telling you that the investigation is active and the company continues to cooperate fully with the SEC. Beyond that we will have no further comment on the matter.

I'll now turn the call over to Don for the operational review.

Don Shaffer
-----------

Thanks Jim and good morning.

As with past conference calls, I will comment briefly on the status of our key initiatives for 2002.

As a refresher, these key initiatives are:

     o First, establish and introduce standardized store work processes to improve the execution of basic retail tasks.


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     o    Second, to complete the roll-out of our perpetual inventories in year
          2002.

     o Third, develop and execute an effective disposition program for our aged apparel inventory.

     o Fourth, is to implement the Arthur merchandise planning system and improve upon the merchandise planning and inventory management process.

     o And finally, I will give you an update on our shrink reduction initiatives, our new store openings for the first half of the year and our cooler program.

As discussed previously, our earlier focus on distribution and information systems has provided significant benefits to our customers and employees. To enhance these benefits, we are now focusing our investments on our stores with the intent of improving both store standards and the execution of merchandising initiatives at store level. Over the last several months our operations organization has spent a great deal of time and effort defining the work, developing efficient methods to accomplish the work and incorporating these methods into work processes with the overriding principle of simplicity for ease of execution.

Remember, the seven key areas we defined were:
         Ordering,
         Receiving,
         Stocking,
         Presentation,
         Selling,
         Support, and
         Staffing

By standardizing these seven initiatives we believe we will be better able to measure results and produce more sales, improve inventory turn, reduce shrinkage and ultimately, provide a better shopping experience for our customers.

To date, we have completed the roll out of the ordering process and should complete the roll out of the selling process by the end of this week. In addition we expect to complete the roll out of the presentation, support and staffing phases by mid October. The other two work processes, receiving and stocking are about 50% implemented currently and we expect to be about 75% completed by mid October. While our plan is to complete these two processes later this year, we will not force an implementation of the remaining stores in the fourth quarter. Due to the size of some of the stockrooms in the remaining stores and the volume of sales anticipated we might need to move the final implementation of these stores to January of 2003. I will certainly give you an update when we report our third quarter results.

Turning to our second initiative, by the end of September, we expect to have completed the taking of perpetual inventories in all of our stores. As you will remember we completed 500 stores last year and planned to complete the remaining stores in 2002. As of July 31 we had completed 4,238 and are on track to complete the remaining stores by the end of September.


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We anticipate this initiative will:
         Improve our in-stock position
         Increase sales
         Allow proper allocation of inventory based on store ownership Lower inventory, thereby increasing turn

Our third initiative is to reduce excess inventory through our new markdown program. Last year, we identified $116 million in excess and aged inventory in our stores. Our objective is to sell through this inventory by the end of 2002. Our budget provides markdowns for SKU-specific items, after-season events and, of course, clothing.

Overall company sales and inventory projections, for this merchandise, are running very close to plan and we do not expect any significant changes from our original projections.

Moving to our fourth initiative, we are continuing to improve our inventory management by implementing and leveraging our Arthur Merchandising System. The system will be fully loaded with current data by September 9 and all programs scheduled for implementation this year will be in operation prior to year-end. These programs include product planning, channel planning, demand planning, cluster planning and performance analysis. We anticipate that the implementation of these programs will:

   Permit merchandise planning to the class level rather than a department level Enable timely reaction to emerging sales trends
   Improve merchandise allocations based on individual store criteria

To follow up on Jim's comments regarding inventory shrink, we have a number of initiatives underway to address this issue. First we have formed an Asset Protection Department staffed by 25 employees geographically located in our higher shrink areas of the country. To assist this group we have installed an exception reporting software package that flags unusual activities at the store level. This program was installed in July and we are pleased with the information provided to date. In addition to these initiatives we are installing 400 Closed Circuit Television Cameras in our highest shrink stores and are adding security alarms to 2000 stores this year that have experienced either high shrink or burglaries.

Turning to new store openings, our plan for 2002 calls for the addition of 600 stores this year. As of July 31 we had opened 372 stores and we are on track to be at our goal of 600 new stores before the holiday selling season.

Finally, we have discussed our cooler program during previous conference calls and I want to give you an update on this project. While, for competitive reason, I will not provide specific transaction values or a breakdown of transactions by product, I can say as of the end of July we had approximately 950 stores on this program and plan to add another 350 prior to year-end. We currently have the program in operation in Louisiana, Tennessee, Kentucky, Texas and Georgia and will be adding West Virginia this fall. We continue to be pleased with the success of this program and can tell you the value of transactions involving the cooler product are well above those


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of non-cooler transactions. I can also say that about 35% of the increase in transaction value is coming from non-cooler products and that certainly helps offset the lower margin cooler product.

In closing, I believe we had a very good quarter, however, we still have tremendous opportunities to improve and the programs I just discussed should provide us momentum not only for the second half of 2002 but into 2003 and beyond.

Now, if there are any questions, we would be happy to answer them for you. Operator, we are ready for the first question.

Q&A

Coordinator        We will now begin our formal question and answer session. Our first question comes from Mr. Daniel Barry.

D. Barry      Good morning and congratulations. Just a question, a little bit of deuce, could you discuss why your sales have been really quite good for the last couple of months when other retailers have been slipping? Now, I realize you gave us a whole menu of changes you're doing, but which ones have really been helping your sales over the last couple of months? Secondly, you have these seven initiatives. You said many of them are planned to be completed by the end of the year. Is that significant? I mean is that enough to really kick the sales up when these initiatives are finished?

D. Shaffer    Dan, I think one of the big issues, I think we talked about implementation of the ordering process, and we put that in place really starting last November and fully implemented to date and really doing a good job with that. I think we're seeing a better in stock at the store level because of the ordering process, and I think that's had a major impact on our sales.

                   I think we've also had some great sales with some of our seasonal goods. We really sold through those this summer. I think the buying department did a great job in identifying products that are going to be accepted by the customer. We did get that in and sell through it.

                   I also think that the program in place to clean up the stores, do a better presentation at the store level, has certainly had an impact as well at the customer's recognition of the product also. So I think that the implementation of those programs, better in stock position that's really allowed us to drive the revenues. This continued to drive as you saw through the second quarter.

C. Turner     Dan, this is Cal. I would just like to say that this high growth retailer has in its strategic enthusiasm, put a lot of strain on store operations, and that this year, through greater allocation of the labor needed to get the job done in the stores and with technology to support that labor, we're making inroads, and our stores are doing better and they're looking better. They still don't look as good as we'd like. We still feel there's a lot of room for improvement. There is powerful punch when a Dollar General Store is right, and we're trying to get more and more of them closer, Dan, to right.

D. Barry      And then the second part of the question, the seven initiatives.
                   You said that you've completed two and many of the others will be finished in the back half of the year. Is that significant in terms of your sales?

D. Shaffer    Yes, I think it is in terms of really cleaning up the stores, getting the stockrooms cleaned up, being able to move the merchandise quickly from the back dock on to the floor, getting it in stock. I think they are significant to the future of the company.

Coordinator   Our next question comes from Mr. David Cumberland.

D. Cumberland      Jim, could you please elaborate on the components of gross margin. Was shrink the biggest negative factor and were there some positive offsets such as freight and distribution?

J. Hagan      Well, I think that the shrink and the purchase mark up being lower than last year were the two big contributing factors, and they were roughly similar. In terms of positive offsets, and this is a theme that we've discussed in the first quarter call, our distribution and transportation expenses are experiencing very good performance on a rate to sales basis versus last year.

D. Cumberland One other question, perhaps for Don, what are the trends for turnover at the field level, and do you think process changes at the store level have had an impact on retention or will have an impact?

D. Shaffer    When you say turnover, are you talking about employee turnover?

D. Cumberland Right.

D. Shaffer    I think that what we're putting in place now in terms of the operations at the store level will give us the opportunity to reduce the turnover. I don't think we've seen that yet, but I do believe that we'll see that as we go forward with cleaner, easier to manage stores.

Coordinator   Our next question comes from Mr. Mark Miller.

M. Miller     On the inventory management, I realize some of that is
                   efficiency throughout the organization, but to the extent that you're tightening up purchases of apparel and other discretionary items, is that due to your own assessment of the, I guess, gross profit return on inventory for consumables versus discretionary items or is that to any degree based on your assessment of the consumer and the current environment?

J. Hagan      I think it's probably a little bit of both, but there's
                   certainly a very strong GM ROI and inventory turn component associated with the decision.


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M. Miller     I mean I guess the question is this just a step in a process that's going to continue? Are you going to keep wading the store more towards consumable items on an extended basis?

C. Turner     I think it's an indication that this company does, in fact, have a strategy of being a customer driven distributor of consumable basics, and we're looking at the total return in the store from merchandise change and pricing and everything, willing to give more value to the customer all the time, looking for all that we can do. We're a company, it seems to me, largely waking up to the implications of gross margin return on investment.

D. Shaffer    The other part on the fashion piece is we're certainly trying to get our inventory in line with our sales expectations, and as you know, we took the $116 million in excess inventory we identified earlier this year, we're going to make sure that that doesn't occur going forward. So some of the reductions in purchases have been initially based on where we see the sales going or where the sales really have been, I guess, in the past.

M. Miller     Then more of a technical question, with the retail inventory method for cost of sales, if your purchases had been the same mix as what you sold in the quarter, how would that have impacted your gross margins? I mean basically, how much better would the gross margin percentage have looked? Then, what's the impact of future periods from the way you purchased inventory this quarter?

J. Hagan      I think that to state the obvious, the purchase markup being low in the first half of the year, at least lower versus last year, does have a carryover effect to the second half of the year and does get blended into the markup on the overall inventory balance during the second half of the year. So it is a slight negative for gross margin going forward, although we've already discussed the strategic benefits of doing it.

                   In terms of the purchase markup versus the sales mix, I'd have to think about specifically how to answer that mathematically, but more from just a general statement standpoint, we do have two dynamics going on, and they do tend to impact gross margin both slightly to the negative at the same time. One is the purchases coming in at a lower markup, and then also the continued movement in our sales mix to the highly consumable side.

                   The movement to the highly consumable side, again, was another factor. It wasn't as significant a factor as either the purchase markup reduction or the shrink provision being increased, but the change in our sales mix again towards consumables did have a negative impact during the quarter on the margin rate.

C. Turner     I'd like to add that Dollar General is a company strategically aware that the significance is not so much in the change in gross margin percent, but in the increase of gross margin dollars.

M. Miller     And the dollars on inventory as well, it sounds like.

C. Turner     Yes.


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Coordinator   Our next question comes from Mr. Robbie Ohmes.

R. Ohmes      A couple of quick questions. The first one, I was just curious why you guys shifted the report date up a day, and then separately, can you give us a little more detail on the inventory plans for the back half of this year? Should we look for the same percentage reductions year over year on a per store basis? Third, the previously marked down apparel or the $116 million of excess inventory, how far are you through it? Can you give us the dollars that are left of that or can you give us some, if you look at the second quarter, what percent of sales reflected selling of that merchandise?

D. Shaffer    There are various reasons for changing the date and I hope no one was inconvenienced by the change. We've got a lot of things going on, and it just made sense to us to move the date up a little bit.

                   I think relative to the $116 million, I think as I made some comments earlier in the presentation, we are well in line with our expectations relative to the selling through on that and don't anticipate any issues. It could be a couple million dollars more, a couple million dollars less at the end of the year, but it's nothing significant that we see. The issue, of course, is as we bring the fall good out, if we have a very mild fall, that could negatively impact it, and if we have a quick, cold fall or an early fall, that could give us some positives there. So we feel we're moving along with those goods very well. Really, it's sort of in line with what we had expected and how we'd plan to liquidate it by the end of the year.

                   Relative to the inventory levels in the second half of the year, we have, specifically in apparel area, have purchased down in the fall season, and really, again, purchased more in line with what we think our sales expectations are, trying to get that inventory back in line, and with the perpetual inventories that we've been taking, we now have a better feel, while we don't have them all done yet, have a better feel for what we have at the store level, and have been able to buy down in some areas knowing that we have enough with what we have in the store plus a reduced amount of purchases to actually take that inventory down a little bit.

                   I can't give an exact amount that it will take it down in the second half of the year. We do anticipate some further reductions going into the second half of the year because we now have a better feel for what we have in our stores.

Coordinator   Our next question comes from Mr. Michael Baker.

M. Baker      I have a question on where you are in terms of investing in the labor in the stores. Should we expect similar increases in terms of store level SG&A in the third or fourth quarter as we've seen in the second quarter, or does this begin to moderate at some point? Another way, I guess, to ask it is when did you begin stepping up staffing levels, and when do we start to cycle those higher expenses?

J. Hagan      I think we'll continue to invest in store labor in the second half of this year, and at least at this point, I believe our plans are to probably still show a higher percent of sales at our store labor than this time last year, throughout the second half. I will tell you this, it isn't likely that it would be any more dramatic than what we've had in the first half of the year, and eventually the gap will start to close, but we still are planning up for the second half.

M. Baker      If I could ask one more question, this is on merchandising and your plan for the holiday. You did have some success with your seasonal inventory commitment over the summer, which I think drove some of the very good comps during those months, so I understand that the apparel commitment is a little bit less. What about some more seasonal hard lines, maybe things like toys, are you planning those a little bit higher in the fourth quarter to try to drive a similar pop in sales?

D. Shaffer    I think we've done the same thing with it. We've looked at what we have in carryover and had some of that detail available to purchase in the second half of the year and have adjusted our purchases based on that, but we do anticipate an increase in the seasonal goods, which as you know, tend to carry a higher markup.

Coordinator   Our next question comes from Mr. David Mann

D. Mann       In terms of the shrink that you recorded in the second quarter, was the percent that you accrued the same as the first quarter?

J. Hagan      No.

D. Manke      And was it materially higher?

J. Hagan      I don't know how you define materially. It was higher, and it's higher than what we disclosed, obviously, at the end of last fiscal year. We do put our shrink number, I believe, in our 10K each year. We don't like to disclose it on a quarterly basis, but it is higher right now than what we would have disclosed in last year's 10K.

D. Mann       In terms of the initiatives that you're doing, are you seeing any progress from, or some of the initiatives from the higher shrink source?

D. Shaffer    I think that's a little early to answer for you. We took 4,200 inventories in the first half. We still had about 1,800 to take in basically the third quarter of the year. We are also going to go back and take some tests in the October timeframe on some of the earlier stores to get a feel for what impact these initiatives are having.

                   I talked about the cameras. Those are really being installed, and the security alarms are being installed in the second half of the year, and the resource protection piece we put in place really has only been in place, for about, fully with all the software programming, it's only been in place for about 30-45 days at this point.

                   So I think it's a little bit early to sort of make any determination on its success. But just intuitively, with the things we've done, we feel it ought to have an impact.

D. Mann       So would you expect the second quarter shrink to sort of be the peak and to start improving, at least stabilizing or improving from here?

D. Shaffer    I think that's very hard to tell until we take those last 1,800 inventories.

D. Mann       Then one other question, in the past we've talked about some close up or opportunistic buying that you've been doing. Can you just give an update on what the trends are there? Are you buying less, more, and what are you seeing out there?

D. Shaffer    That's a great question. There's actually a lot less out there to buy. I think the manufacturers have gotten maybe a lot smarter, maybe got burned with some of these things that have gone over the last year or so, so there's less opportunity we've found. We have seen with the announcement on Ames closing their 3,027 stores, that there have been some opportunistic buys there, but because they only had 3,027 stores, sometimes the quantities are not significant. We have picked up some domestics in some of those areas and are still dealing with some manufacturers trying to pick up some additional. But from the manufacturing standpoint, we're just seeing a lot less there this year from an opportunistic standpoint than we have been in the past years.

D. Mann       Would that have materially hurt you in terms of your IMU?

D. Shaffer    I don't know. Again, I'm not sure what you define as material, but it certainly would of, with less of that to buy, would have had some impact on it, yes.

Coordinator   Our next question comes from Mr. John Rouleau..

J. Rouleau    Jim, I'm wondering, I'm just wanting to verify, I'm assuming that the addition of the cameras and the alarms in the stores, that that amount or that expense will be capitalized into the stores, or will that be expense?

J. Hagan      I've got to tell you that I don't know specifically. I'll give you off the top of my head that that's probably a capitalized item.

J. Rouleau    Then, Don, real quickly, we had heard, whether it was true or not, that there might have been some fill issues at the distribution level in the second quarter that may have either negatively impacted expenses or perhaps kept a lid on the in-stock position. I know overall you are pleased with the direction of your in-stocks and that's moving higher, but we had heard that maybe it wasn't quite where it could have been in the second quarter given some of the sell issues. Can you just kind of address that?

Don           John, we had a problem for a couple of weeks in terms of fill, but we're back about 95% in-stock, so it was a couple of week situation where we weren't making the purchases based off some incorrect information, but that was corrected very quickly, and got right back up. The last report I saw, we're at 94.9 percent in stock in DCs.

J. Rouleau    Then two more quick questions, the excess inventory, I know it was identified as about $116 million at the beginning of the year. Can you give us some break down or at least order of magnitude of what the components of that are? I know there's a spring and summer piece, there is a apparel piece, there's a fall apparel piece, and I think there's some holiday pack away as well. Can you just address those?

D. Shaffer    Basically, we're at well less than half of that inventory at this point. The biggest component of it is the fall and winter fashion goods, which have just recently been brought back out to the floor. Obviously, there's no reason to have it there in the summer time. The first mark down has been taken on some of the product already, and we'll be taking a second mark down on the older fall and winter and the first markdown on the newer fall and winter goods the week of the 16th of September, and we at this point don't see any issue with liquidating this product by the end of the year. So the majority of it is in that fall and winter fashion goods we just haven't had the opportunity to sell at this point.

J. Rouleau    Is there a Christmas or holiday piece of that as well?

J. Hagan      There is a small piece in holiday that we marked down right after
                   Christmas last year, but that's a small percentage of it.

J. Rouleau    Does setting the floor, given the fact that you've got a holiday coming up and you've got to transition into the fall product line, kind of the autumn and Halloween product line and then Christmas, does it become a little tougher from kind of a sell through standpoint over the next two, three months, or is that really not an issue?

D. Shaffer    Well,I think it will be a little more difficult, but we have plan-a-grams out there to address those. There can be stores here or there who maybe have a larger carryover than some others, so that may create more problems for them, but we think we'll be able to work through it without any problems.

J. Rouleau    Then can you kind of give us what you think the medium term target for inventory per square foot, I mean that continues to come down sequentially here. It was right around $27 a foot, which is good, but still below some of your competitors. Where do you think that that can eventually go?

D. Shaffer    I'd be giving you a guess, and I'd rather not do that. I'll have to do some calculation on that.

Coordinator   Our next question comes from Mr. Dan Wewer.

D. Wewer      A few questions, one, some of the efforts to reduce shrink, such as the close circuit television monitors, sounds rather expensive. Some retailers will spend more trying to prevent shrink than what they'll actually save. I was curious, in some of the stores that you've identified if actually closing the stores was an option that's considered?

D. Shaffer    No,it hasn't been. We review our stores on a quarterly basis to make sure that, in fact, they're profitable for us. We'll probably close 50 or so stores this year, and certainly the shrink issue comes into it. There are a lot of other factors above and beyond shrink that can impact it as well. But we look at it differently than that. In many cases where we have higher shrink or have had some burglary problems, we're putting those in to certainly protect our customers and to protect our employees as well.

D. Wewer      Is the thought that the shrink is employee or customer related?
                   Do you have any sense of that?

D. Shaffer    Well,I think it's all of the above. Certainly, there would be some customer piece of it, some employee piece of it, and I'm sure there's some paperwork piece of it. There's some maybe poor handling that we maybe throw something away, in fact, don't take the markdown on it. There are a variety of reasons, I think you know, that can impact shrink, and unfortunately, there's no report that you can get that says here's where the shrink comes from. So we are trying to address and close each of the loopholes as we go forward.

C. Turner     Dan, there's also the factor of inventory levels, and as the company manages its inventory levels in the store better, the impact on shrink is positive of that. I'm glad we're working on the inventories levels in our stories.

D. Wewer      Yes, that's an interesting point. I was thinking that with the reduction in the inventory levels, that shrink would have actually declined, not have increased in this period.

D.Shaffer     If you think about the inventory shrink, what you have to
                   understand is that's trailing 12 months.

D. Wewer      So with the idea that if we can keep the reduction of
                   inventories per store, that would create the opportunity for reduction and shrink assuming nothing else changes.

D. Shaffer    We'd anticipate that. Obviously, we have to prove that factually going forward, Dan.

D. Wewer      A second question I had is on the perpetuals. Other retailers that have moved perpetuals have found it initially difficult to keep those accurate. I was just curious, on your cycle of inventories that you've completed thus far, in terms of the accuracy of the perpetuals, have you been satisfied with where you've been or if that's work in progress?

D. Shaffer    I don't think there's anybody in the world that's satisfied in trying to keep the perpetuals accurate. As you know, we have certainly spent a lot of time in training our people in one item, one scan, and trying to make sure that we handle from a shipping and receiving standpoint, that we're getting the right information in there. I can't tell you, I don't remember right off hand what the variance was from the perpetuals we took last year, the 500, and what we did this year. But we have taken, I think, as many steps as we possibly can to keep that perpetual as accurate as possible. Then we also had the ability at the store level, to make adjustments where they see things are dramatically out of line.

C. Turner     Dan,if I may interrupt, on the perpetual accuracy, Dollar
                   General, which has not had perpetual inventories at all for the insight needed to run the company and manage inventory, can have very positive impact even from perpetual inventory inaccuracy. This is a first step for us, and there can be progress.

D. Wewer      Then the last question, again, it's certainly commendable in returning the bonuses that you did. I was curious, are there any other members of management that were on board then, are they doing the same that you did and returning their bonuses earned during those years?

C. Turner     Dan,we have no further comment on that than is in the 10Q, and that's what we need to do with that. We have great respect for this SEC matter which is ongoing, and that really is the appropriate response.

Coordinator   Our next question comes from Mr. Todd Craig.

T. Craig      If you guys could just discuss, you had a fantastic cash flow in the quarter and have had great cash flow for the last couple of years. If you could just discuss what you'll be doing with that cash flow once you get to a debt free level and how the share repurchase is going.

J. Hagan      I think you said the key comment, and that is that right now, we're focused on reduction of our new bank facility, so I think that's the first use of funds. Beyond that, we got some thoughts as to what to do with the excess cash. You know we have bonds out there that are trading in a range that's about maybe an eight and five-eighths effective yield. We will, from time-to-time, at least look at share repurchases, but right now, the primary focus is on reducing the bank debt.

Coordinator   Our next question comes from Mr. Jack Balos.

J. Balos      First of all, I don't know if you revealed this, but do you have a dollar figure for the inventory level for the same time a year ago in August?

J. Hagan      Yes, we did it by a math computation. This year, we were $1.058 billion, and last year we were $39 million higher. Let me just do the math, $1.097 billion last year.

J. Balos      Why don't you put out this number normally in your balance sheet?
                   A lot of other retailers put out the same balance sheet to conform to the same seasonal quarter for the income statement.

J. Hagan      We could certainly do that. SEC presentation is what we have followed, and if you look in Ks and Qs, you measure on a balance sheet basis against the end of the fiscal year, but that's a suggestion we'll look at.

J.Balos       You can look at practically any major retailer from Best Buy to
                   Wal-Mart. Every one of them does it this way. It's much more informative to do it that way.

              I wanted to ask you something else, and that is when it comes to hardware and seasonal, I assume that this is a higher gross margin category. How much did that help the second quarter gross margin? Because it up 22% in sales.

J. Hagan      I don't know the exact rate breakdown that the improved
                   seasonal sales performance would have, but your point is certainly correct that the seasonal category is one of our highest markup categories to the extent you see us putting out sales increases in that category that are as strong as any of the other sales increases. We are going to be benefiting our gross margin. The seasonal gross margin rate is pretty significantly higher than the consumable gross margin rate.

J. Balos      Right, but I guess because you had lower initial markups in other parts of the merchandise that brought the whole thing down, excluding the impact of shrink?

J. Hagan      Yes,it's not only that but when we're talking about the lower markups and we've got our consumable segment of the business, you know the consumable segment of the business is represented somewhere in the round numbers of about 60% of the sales and purchases, and that is the lowest markup segment of our business.

J. Balos      I'm sorry, I forgot what the reason was, but could you refresh my memory as to why the gross margins were up in the first quarter? Didn't the lower initial markup affect the first quarter as well?

J. Hagan      No, the issue, and we spent quite a bit of time on this in follow-up calls and spent time on it on the conference call itself, has to do with the way the retail method of accounting works, and you may recall that we took the markdown in the fourth quarter of 2000 for the aged inventory that we identified. That, then rolls through the gross margin model, and what it had the impact of is it reduced the blended markup on the inventory balance actually throughout 2001. But as the year goes on, that impact lessens. But in the first quarter, it was fairly dramatic. So we pointed out in the first quarter that we did get a benefit of comparing ourselves against the 2001 numbers where the markup was reduced by the fourth quarter 2000 markdown.

J. Balos      Will this procedure change once you get perpetual inventory?

J. Hagan      I don't think so. We occasionally talk about going to a cost basis, but I think that right now, at least, we have no plans other than to stay on the retail method of accounting.

Coordinator   Our next question comes from Mr. Bill Maffie.

B. Maffie     I have just a couple of questions, the first of which is a follow-up on the shrink questions that have been asked, and that is could you give us a sense of whether or not within the product shrink there are certain categories that seem to, to the best of either your estimation or knowledge, demonstrate higher levels of shrink, and if the changes in your mix are actually going to favor those categories that have lower shrink? Said another way, I presume that people are having a tough time stealing milk, but are people stealing T-shirts?

D. Shaffer    We really don't have that kind of information readily available to us by product or by item. As we get through the perpetuals and start taking them again, then we'll have some idea relative to that. We certainly have, I think, some intuitive feel relative to some of the apparel categories where we find a lot of empty packages, those types of things. I'm not sure if I can give you a lot more information than that at this time. I think there is a general feeling that apparel has a little higher shrink than some of the other, some of the food categories, but I think that's about the best answer I can give you right now.

B. Maffie     A couple other quick ones, as I mentioned, and I know, Jim, you implied earlier that you would pay down all your debt, but do you have a sense of sort of a target capital structure for the company? I mean do you want to be totally debt free in some point in the future, or will you maintain some debt as part of your capital structure?

J. Hagan      The answer is we don't have a specific target, and it's something that we're evaluating on an ongoing basis. We don't have a specific goal right now to be debt free. If there is a capital structure related goal we have, and we do have one, the primary goal is to get upgraded by the rating agencies.

B. Maffie     When you talk about the payment that mentioned early in the call that you guys would most likely be receiving now that the litigation settlement appears to be behind you, will the rating agencies look at that capital infusion as well as Mr. Turner giving back those monies as considerations when looking at your rating upgrade, or will they strictly look at sort of cash from operations when they consider that?

J.Hagan       I don't know precisely how they will view us. I will tell you that we will certainly emphasize those points as we'll emphasize our overall liquidity position, and if you look at our credit statistics right now and compare us to other retailers, we fairly strongly believe that we are currently underrated, fairly significantly underrated. We'll continue to go back to the rating agencies and point that out on a periodic basis.

B. Maffie     Just the last question is I wonder if you could give us some sense, if you have any, of the frequency of shopping trips or maybe transactions in those stores that have had the cooler program for some length of time? I know that not many of them have had it for that long, but is there a difference in the traffic behavior or the traffic patterns of consumers in the stores with coolers as opposed to those that lack the coolers?

D. Shaffer    The biggest thing that we have seen there is the increase in transaction value, that the customer who is buying products from the cooler is buying more items, spending more money in each transaction. I can't give you a traffic count per se, but we do know that the transaction values in those stores are considerably higher than the transaction values in the non-cooler stores.

B. Maffie     So the implication being that you have no hard data on the frequency of transactions in those stores?

D. Shaffer    I have no hard data on the transactions or the frequency in those particular stores. I have a revenue increase and those stores are running better than the company and transaction values in the cooler transactions, and those are running better as well. So I think intuitively you would say that at the very least, we're getting more from the same customer. My guess is we are getting additional transactions into those stores.

B. Maffie     Then to the second half you indicated that you have no reason to change the existing guidance for earnings. I wonder if that is inclusive of consideration of the fact that in this quarter you had to increase your shrink accrual? I mean you have you sort of baked potential shrink accrual issues into that second half guidance?

J. Hagan      We've looked at all of the potential financial factors for the second half of the year, and shrink would be one of them, so I guess the specific answer to your question is yes, that's one of the considerations.

Coordinator   Our next question comes from Mr. Patrick McKeever.

P. McKeever   I guess this is a question for Don. A little more detail,
                   perhaps, if you could, on the coolers, and specifically, how is the mix evolving in the refrigerated section as you go on here? Have you standardized the size of the cooler yet? I know the ones that we saw at the analyst meeting earlier in the year were I think there was one large one and one, perhaps, that was smaller. And then, finally, what is the total expense associated with the refrigerated rollout, and how much is capitalized and how much flows through SG&A?

D. Shaffer    Let me take on some of the issues you talked about. There is a five-door cooler and an eight-door cooler. Those are basically the ones that we put in place, and there's a little higher percent in the five-door than in the eight-door. From what we have seen, the transaction values are not significantly different between the five and the eight-door cooler. We do put some additional product in. If you've seen those stores, you recognize that there is certainly the milk, the juices, the meat, those types of things. You can get into some more frozen product as we go to the eight-door coolers with the ice cream and frozen foods. So those are the things that we are looking at. There's a little more expense involved from an electricity standpoint with an eight-door and the five-door, but significantly different. As I said, the transaction values to date at least are not significantly different between the five and the eight-door cooler.

              Relative to the capital assignment, Jim, do you have that?

J. Hagan      Here's what I can tell. From a capital plan standpoint, we had planned for slightly less than $10 million to be spent on coolers and freezers this year.

P. McKeever   And is there an added labor component in terms of installing and all that flows into the P&L over the next couple quarters or few quarters?

D. Shaffer    The only thing that we have is some electrical, if in fact, there is an electrical at the front of the store where the coolers are going in or at the back, we have to pull the electrical. There are certain electricals in the storage system. It's a matter of pulling it to there, and then before Jim talked about there, they bring the coolers in and install them. From a labor standpoint, those are the milk companies and so forth, the frozen food companies service those, so there is actually less labor involved from our standpoint than if we had to bring the good into to our back stock area and put it out on the floor ourselves.

Coordinator   At this time I'd like to turn the meeting back over to you.

J. Hagan      Thank you very much all for participating this morning, and we look forward to communicating with you again at the end of our third quarter, sometime in late November.

This transcript contains historical and forward-looking information. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "goal," "intend," "will likely result," or " will continue" and similar expressions identify forward-looking statements. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. The factors that may result in actual results differing from such forward-looking information include, but are not limited to: the Company's ability to maintain adequate liquidity through its cash resources and credit facilities; the Company's ability to comply with the terms of the Company's credit facilities (or obtain waivers for non-compliance); general transportation and distribution delays or interruptions; inventory risks due to shifts in market demand; changes in product mix; interruptions in suppliers' businesses; fuel price and interest rate fluctuations; a deterioration in general economic conditions caused by acts of war or terrorism; temporary changes in demand due to weather patterns; delays associated with building, opening and operating new stores; and the impact of the SEC inquiry related to the restatement of the Company's financial statements.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this conference call. The Company undertakes no obligation to publicly update or revise any forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

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